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Glen Ellyn, Illinois                                       Contact:  Scott Hamer
October 31, 2007                                           President/CEO
Company Release                                            630-545-0900


                        COMMUNITY FINANCIAL SHARES, INC.
                 ANNOUNCES THIRD QUARTER 2007 OPERATING RESULTS

         Scott W. Hamer, Chief Executive Officer of Community Financial Shares, Inc. (OTCBB: CFIS) (the "Company"), the holding company for Community Bank of Wheaton/Glen Ellyn (the "Bank"), reported net income (unaudited) for the Company for the three and nine months ended September 30, 2007 of $358,000 and $1.7 million, respectively. This compares to $572,000 and $1.6 million for the comparable prior year periods. For the three months ended September 30, 2007 basic and diluted earnings per share both totaled $0.26. This represents a decrease of 38.1%, from $0.42 for basic and 36.6% from $0.41 for diluted earnings per share for the comparable prior year period, respectively. In addition, for the nine months ended September 30, 2007 basic and diluted earnings per share both totaled $1.20, an increase of 4.3% as compared to $1.15 earnings per share basic and diluted for the nine months ended September 30, 2006. Earnings per share information for 2006 were adjusted to reflect the 2-for-1 stock split effective December 27, 2006.

         Total assets at September 30, 2007 were $286.9 million, which represents an increase of $15.2 million, or 5.6%, compared to $271.7 million at December 31, 2006. The increase in total assets was the result of increases in loans receivable of $13.0 million, or 6.5% to $212.8 million at September 30, 2007 from $199.8 million at December 31, 2006, in investment securities available-for-sale of $1.3 million, or 3.6%, to $36.2 million at September 30, 2007 from $34.9 million at December 31, 2006, and in premises and equipment, which increased $1.7 million, or 12.5%, to $15.2 million at September 30, 2007 from $13.5 million at December 31, 2006.

         The increase in loans is due to continued strong business relationships maintained by our loan staff. The increase in premises and equipment is primarily due to the Company's construction costs associated with its fourth full-service location in Wheaton, Illinois. This facility in north Wheaton is anticipated to open in November 2007. These increases were partially offset by decreases in cash and cash equivalents of $1.6 million, or 15.5%, to $9.0 million at September 30, 2007 from $10.6 million at December 31, 2006 and cash value of life insurance of $265,000, or 4.8%, to $5.2 million at September 30, 2007 from $5.5 million at December 31, 2006. The decrease in cash value of life insurance was primarily due to the receipt of a $478,000 claim. Deposits increased by $7.2 million, or 3.1%, to $241.9 million at September 30, 2007 from $234.7 million at December 31, 2006. Deposits increased primarily due to the success of recent promotions to attract additional deposits. Borrowed money represented by FHLB advances increased $7.0 million to $17.5 million at September 30, 2007 from $10.5 million at December 31, 2006 as advances represented a cost effective means of funding loan growth.

         Shareholders' equity increased $1.2 million, or 5.8%, to $21.8 million at September 30, 2007 from $20.6 million at December 31, 2006. The increase in shareholders' equity was primarily the result of the Company's net income for the nine months ended September 30, 2007 and was partially offset by dividends paid of $248,000 and a decrease of $220,000 in the Company's accumulated other comprehensive income relating to the change in fair value of its available-for-sale investment portfolio. As of September 30, 2007 there were 1,375,278 shares of common stock outstanding, resulting in a book value of $15.85 per share.

         Net interest income before provision for loan losses decreased $143,000, or 5.8%, to $2.3 million for the three months ended September 30, 2007 and $295,000, or 4.0%, to $7.1 million for the nine months ended September 30, 2007 as compared to the comparable prior year periods. These decreases are primarily due to increases in the average cost of interest-bearing liabilities of 55 and 62 basis points for the three and nine months ended September 30, 2007, respectively. The average cost of interest-bearing liabilities increased to 3.58% and 3.48% for the three and nine months ended September 30, 2007, respectively, from 3.03% and 2.86% for the comparable prior year periods. The effect of this increased cost was partially offset by increases in the average yield on interest-earning assets of 3 and 32 basis points for the three and nine months ended September 30, 2007, respectively. The average yield on interest-earning assets increased to 6.81% and 6.91% for the three and nine months ended September 30, 2007, respectively, from 6.78% and 6.59% for the comparable prior year periods. The net interest margin, expressed as a percentage of average earning assets, decreased 49 basis points to 3.59% for the three months ended September 30, 2007 from 4.08% for the three months ended September 30, 2006 and decreased 27 basis points to 3.77% for the nine months ended September 30, 2007 from 4.04% for the nine months ended September 30, 2006. The increase in interest rates in our local competitive market contributed to the increase in the overall cost of average interest-bearing liabilities.

         The provision for loan losses decreased $35,000 to $10,000 for the three months ended September 30, 2007 and $305,000 to $10,000 for the nine months ended September 30, 2007 as compared to the comparable prior year periods. Loan portfolio quality remained strong as nonperforming loans decreased to $156,000 at September 30, 2007 from $669,000 at December 31, 2006 and from $308,000 at September 30, 2006. The ratio of the allowance for loan losses to nonperforming loans totaled 995.7%, 231.5% and 557.1% at September 30, 2007, December 31, 2006 and September 30, 2006, respectively.

         Noninterest income increased $77,000, or 25.5% to $377,000 for the three months ended September 30, 2007 as compared to the comparable prior year period. This increase is primarily due to increases in mortgage origination income of $44,000, gain on sale of securities of $13,000 and service charges on deposit accounts of $8,000. In addition, noninterest income increased $797,000, or 90.4%, to $1.7 million for the nine months ended September 30, 2007 as compared to the comparable prior year period. This increase is primarily due to increases in life insurance death benefit of $478,000, $168,000 in mortgage origination fees, $47,000 in gain on sale of securities and $50,000 in service charges on deposit accounts. The increase in mortgage origination income is due to a greater emphasis placed on this area which included an expansion of the mortgage department.

         Noninterest expense increased by $326,000, or 17.1%, to $2.2 million for the three months ended September 30, 2007 over the comparable prior year period. Of this increase, $122,000 was directly related to compensation and benefits, $34,000 was related to building and equipment expense, $20,000 was related to data processing expense and $17,000 was related to advertising and marketing. In addition, the Company incurred expenses for the three months ended September 30, 2007 totaling $46,000 relating to the self-tender offer to purchase shares, which was announced August 14, 2007. Noninterest expense increased $979,000, or 17.2%, to $6.7 million for the nine months ended September 30, 2007 over the comparable prior year period. Of this increase, $434,000 was directly related to compensation and benefits, $82,000 was related to data processing expense, $73,000 was related to building and equipment expense, $51,000 was related to advertising and marketing and $22,600 was related to professional fees associated with compliance with Section 404 of the Sarbanes-Oxley Act of 2002. In addition to the $46,000 in expenses associated with the self-tender offer mentioned earlier, the Company incurred an unamortized placement fee totaling $79,000 in connection with its redemption of trust preferred securities issued by its subsidiary Community Financial Shares Statutory Trust I, which was expensed in the nine months ended September 30, 2007. The increase in compensation and benefits expense was the result of annual merit increases and the addition of staff. The additional staff expenses are partially due to the expansion of the mortgage department.
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         On August 14, 2007, the Company commenced a self-tender offer to purchase up to 200,000 shares of its common stock. Company shareholders were given the opportunity to sell part or all of their shares to the Company at a price of $26.00 per share. The offer to purchase shares expired on September 28, 2007. On October 1, 2007, the Company announced that it accepted for purchase 125,698 shares of its common stock representing 9.1% of the outstanding shares of common stock, at a purchase price of $26.00 for a total cost of $3.3 million, excluding fees and expenses relating to the offer.

         On September 24, 2007, the Company's board of directors approved a $0.06 per share dividend. The cash dividend will be paid on October 31, 2007 to shareholders of record on October 17, 2007.

         Community Financial Shares, Inc. is a bank holding company headquartered in Glen Ellyn, Illinois with $286.9 million in assets. Its primary subsidiary, Community Bank of Wheaton/Glen Ellyn, maintains three full service offices in Glen Ellyn and Wheaton. A new Community Bank office is planned for November 2007 on the north side of Wheaton, Illinois,

         For further information about the Company and the Bank visit them on the world wide web at www.commbank-wge.com. In addition, information on the Company's stock can be found at www.otcbb.com under the symbol CFIS.

         Statements contained in this news release which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

         The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.


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

COMMUNITY FINANCIAL SHARES, INC.
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SELECTED CONSOLIDATED FINANCIAL DATA: (UNAUDITED)              September 30,     June 30,       March 31,    December 31,
(IN THOUSANDS)                                                     2007            2007           2007           2006
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
Total assets                                                    $ 286,938        277,240         273,078         271,741
Loans receivable, net                                             212,798        199,844         195,313         199,820
Investment securities available-for-sale                           36,171         42,295          35,093          34,924
Deposits                                                          241,888        230,775         235,281         234,725
FHLB Advances                                                      17,500         15,500          10,500          10,500
Stockholders' equity                                               21,803         21,356          21,404          20,601
Nonperforming assets                                                  156            152             168             669
Nonperforming loans                                                   156            152             168             669
Allowance for loan losses                                           1,554          1,553           1,552           1,549
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SELECTED RATIOS:
Total equity to total assets                                         7.60%          7.70%           7.84%           7.58%
Allowance for loan losses as a % of nonperforming assets            995.7%        1021.7%          923.8%          231.5%
Allowance for loan losses as a % of loans, net                       0.73%          0.77%           0.79%           0.77%
Book value per share                                            $   15.85          15.53           15.56           14.98
Market value per share                                              25.60          22.75           23.00           23.70
Dividends per share (for the quarter ended)                          0.06           0.06            0.06            0.06

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                                                                Nine months ended              Three months ended
                                                                   September 30,                  September 30,
                                                          ---------------------------------------------------------------
SELECTED OPERATING DATA: (UNAUDITED)                              2007           2006            2007            2006
                                                          ---------------------------------------------------------------
(IN THOUSANDS, EXCEPT PER SHARE DATA)
Interest income                                                 $  12,911         11,984           4,404           4,095
Interest expense                                                    5,856          4,634           2,083           1,631
Net interest income                                                 7,055          7,350           2,321           2,464
Provision for loan losses                                              10            315              10              45
Net interest income after provision for loan losses                 7,045          7,035           2,311           2,419
Noninterest income                                                  1,679            882             377             300
Noninterest expense                                                 6,685          5,705           2,232           1,906
Income before income tax                                            2,039          2,212             456             813
Income tax expense                                                    383            631              98             241
Net income                                                      $   1,656          1,581             358             572

Earnings per share - basic                                      $    1.20           1.15            0.26            0.42
Earnings per share - diluted                                         1.20           1.15            0.26            0.41

SELECTED PERFORMANCE RATIOS:
Return on average assets (1)                                         0.80%          0.79%           0.50%           0.85%
Return on average equity (1)                                        10.36%         11.02%           6.56%          11.51%
Noninterest expense to average total assets (1)                      3.23%          2.85%           3.13%           2.85%
Net interest margin (1)                                              3.77%          4.04%           3.59%           4.08%
Average total assets                                            $ 276,293        267,893         283,177         265,429
Average total equity                                               21,368         19,190          21,636          19,724

(1) Annualized.